FIRST AMENDMENT

FIRST AMENDMENT, dated as of September 10, 2008 (this “First Amendment”), to the Sales Agreement (the “Existing Sales Agreement”; as amended hereby and as further amended, restated supplemented or otherwise modified and in effect from time to time, the “Sales Agreement”), dated as of June 4, 2008, by and among Brinson Patrick Securities Corporation, having its principal office at 330 Madison Avenue, 9th Floor, New York, New York 10017 (the “Sales Manager”), Anthracite Capital, Inc., a corporation organized and existing under the laws of the State of Maryland (the “Company”), and BlackRock Financial Management, Inc. (the “Manager”) as to Sections 1.2 and 4.1(g) of the Agreement only. Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Sales Agreement.

WHEREAS, the Sales Manager and the Company have agreed subject to the terms and conditions hereof, to amend the Existing Sales Agreement;

NOW THEREFORE, the Sales Manager and the Company hereby agree, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, as follows:

1.  Section 2.1(c) of the Existing Sales Agreement is hereby deleted in its entirety and substituting the following in lieu thereof:

The compensation to the Sales Manager for sales of Common Stock sold under this Agreement during each day shall be at a commission rate of 2.0% if the aggregate gross sales of Common Stock sold under this Agreement during that day are less than $2.5 million, 1.5% if the aggregate gross sales during that day are $2.5 million or more but less than $5 million, and 1.0% if the aggregate gross sales during that day are $5 million or more.  The remaining proceeds, after further deduction for any transaction fees imposed by any governmental or self-regulatory organization in respect of such sale, shall constitute the net proceeds to the Company for such Common Stock (the “Net Proceeds”).

2.  Except as expressly amended and modified by this First Amendment, the Existing Sales Agreement shall continue to be, and shall remain, in full force and effect in accordance with its terms.

3.  The Sales Manager and the Company both acknowledge that by entering into the Existing Sales Agreement, the Sales Agency Agreement, dated May 15, 2002, between the Sales Manager and the Company, as amended by a First Amendment dated May 15, 2003 and a Second Amendment dated August 24, 2006, was terminated and replaced in its entirety by the Existing Sales Agreement.

4.  Each individual executing this First Amendment on behalf of an entity hereby represents and warrants to the other party or parties to this First Amendment that (a) such individual has been duly and validly authorized to execute and deliver this First Amendment on behalf of such entity and (b) this First Amendment is and will be duly authorized, executed and delivered by such entity.

5.  This First Amendment may be executed by each of the parties hereto on any number of separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same instrument.  Delivery of an executed counterpart of a signature page this First Amendment in portable document format (PDF) or by facsimile transmission shall be effective as delivery of a manually executed original counterpart thereof.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment effective as of the day and year first above written.

ANTHRACITE CAPITAL, INC.			BRINSON PATRICK SECURITIES CORPORATION

By:	/s/ Richard Shea		By:	/s/ Nino Jiminez
	Name:	Richard Shea		Name:	Nino Jiminez
	Title:	President and Chief Operating Officer		Title:	Senior Vice President